Exhibit 5.1

October 16, 2024

Oncocyte Corporation

15 Cushing

Irvine, California 92618

Ladies and Gentlemen:

We have acted as counsel for Oncocyte Corporation, a California corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) on the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (the “Registration Statement”) by the Company which registers the resale by the holders thereof of 3,461,138 shares (the “PIPE Shares”) of common stock of the Company, no par value per share (“Common Stock”), that were issued pursuant to a securities purchase agreement, dated as of October 2, 2024, by and among the Company and the purchasers named therein (the “Purchase Agreement”).

In rendering the opinions expressed herein, we have examined and relied upon the originals, or copies certified to our satisfaction, of (i) the Articles of Incorporation of the Company, as amended, and Second Amended and Restated Bylaws of the Company, as amended, as of the date hereof (“Company Charter Documents”); (ii) the Registration Statement and all exhibits thereto; (iii) a specimen of the Company’s Common Stock certificate; (iv) a certificate executed by an officer of the Company, dated as of the date hereof; (v) the Purchase Agreement, and (vi) such other corporate records of the Company as we have deemed necessary or appropriate for purposes of the opinions hereafter expressed.

As to questions of fact material to the opinions expressed below, we have, without independent verification of their accuracy, relied to the extent we deemed reasonably appropriate upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

In making the foregoing examinations, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) that all agreements or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto, and (v) that all factual information on which we have relied was accurate and complete.

Haynes and Boone, LLP	30 Rockefeller Plaza | 26th Floor | New York, NY 10112 T: 212.659.7300 | haynesboone.com

Oncocyte Corporation

October 16, 2024

Based upon the foregoing and subject to the assumptions and qualifications stated herein, we are of the opinion that the PIPE Shares are validly issued, fully paid and non-assessable.

The opinions expressed herein are limited exclusively to the laws of the State of California and we have not considered, and express no opinion on, any other laws or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of such Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP